Exhibit 10.1

AMENDMENT TO WARRANT TO PURCHASE SHARES
OF
ARCHER AVIATION INC.

This Amendment (the “Amendment”) to the Warrant To Purchase Shares of Archer Aviation issued to United Airlines, Inc. on January 29, 2021 and assigned to United Airlines Ventures, Ltd. (the “Warrant”), is dated effective as of August 9, 2022 (the “Amendment Effective Date”) and is by and between Archer Aviation Inc. (the “Company”) and United Airlines Ventures, Ltd. ("United"), having its principal place of business at 233 S. Wacker Dr., Fifteenth Floor, Chicago, IL 60606. The Warrant was exercised as to those shares applicable to Milestone I prior to the closing of the Business Combination Agreement between Atlas Crest Investment Corp, the Company, and certain other parties (the “Business Combination”), and those shares applicable to Milestone II, Milestone III and Milestone IV were converted in connection with such Business Combination, pursuant to the Exchange Ratio, into a right to acquire 8,845,058 shares of the Company’s Class B Common Stock (the “Shares”). United has either exercised or assigned the portion of the Warrant representing the right to acquire 2,948,353 Shares upon the satisfaction of Milestone II, and another portion of the Warrant representing the right to acquire 1,474,176 Shares remains subject to vesting in connection with Milestone III, leaving the balance of the Warrant representing the right to acquire 4,422,529 Shares to vest in connection with Milestone IV.

In consideration of the mutual covenants and promises in this Amendment, the parties agree as follows:

1.    Amendment to Exhibit B, Vesting Terms. Pursuant to the “Vesting Terms” contained in Exhibit B to the Warrant, Milestone IV applies to 4,422,529 Shares underlying the unvested portion of the Warrant, of which 884,506 Shares (the “Mesa Shares”) are reserved for and subject to deduction from the Warrant in the event certain warrants are issued to Mesa Airlines, Inc. (“Mesa”) pursuant to the Assignment and Assumption Agreement by and among Mesa, United Airlines, Inc., Mesa Air Group, Inc., and the Company dated February 26, 2021 (the “Assignment Agreement”), and Milestone IV shall be amended and restated to read in its entirety as follows:
“A. PDP Advance Payment: Of the remaining 4,422,529 Shares (collectively, the “Condition IV Shares”) underlying the unvested portion of the Warrant, the Warrant shall vest and become exercisable with respect to 737,088 Shares (the “Bucket A Shares”) upon the payment by United to the Company of $10,000,000 in accordance with the proviso set forth in Section 5.2 of the Purchase Agreement (as amended by Amendment 1 thereto);

B. Route Collaboration Agreement: The Warrant shall vest and become exercisable with respect to 2,211,264 Shares of the Condition IV Shares (the “Bucket B Shares”) upon the six-month anniversary of the Amendment Effective Date, during which six-month period the parties intend to negotiate toward the completion and effectiveness of a comprehensive collaboration agreement pertaining to the Company’s aircraft route development, site selection and related logistics.

C. Acceptance and Delivery of Firm Aircraft: The Warrant with respect to 589,671 Shares of the Condition IV Shares (the “Bucket C Shares”) shall vest and become exercisable as follows: 1/160th (or 3,685.45) of the Bucket C Shares shall vest and become exercisable upon the acceptance of delivery and final purchase by United (or its nominee as permitted under the Purchase Agreement) of each Firm Aircraft (as defined in the Purchase Agreement) as set forth in the Purchase Agreement; provided, however, that notwithstanding the foregoing, if the Company is unable to deliver all Firm Aircraft on the date agreed pursuant to the Purchase Agreement (the “Outside Delivery Date”), and (x) either of the Purchase Agreement or the Collaboration Agreement is still in full force and effect, or (y) either such agreement is no longer in full force and effect due to the Company’s uncured material breach, then the Warrant as to all such remaining unvested Bucket C Shares underlying the Warrant as of such date shall automatically vest and become exercisable upon such Outside Delivery Date.

D. Acceptance and Delivery of Firm Aircraft on United Purchase Option Exercise: If United elects to exercise a United Purchase Option with respect to any Mesa Aircraft pursuant to Section

2.01(c) of the Assignment Agreement, the Warrant with respect to 884,506 shares (the “Bucket D Shares”) shall vest and become exercisable as follows: 1/40th of the Bucket D Shares (or 22,112.65 shares) underlying the Warrant shall vest and become exercisable by United upon the acceptance of delivery and final purchase by United (or its nominee as permitted under the Purchase Agreement) of each such Mesa Aircraft.”
2.     No Further Changes. Except as expressly provided by Section 1 of this Amendment, the provisions of the Warrant shall remain in full force and effect in accordance with the terms thereof. The words “this Warrant,” “herein,” “hereof” and other like words in the Warrant from and after the effective time of this Amendment shall mean and include the Warrant as amended hereby. The parties hereto acknowledge and agree that nothing in this Amendment shall affect Mesa’s rights and obligations under the Assignment Agreement.

3.    Governing Law. This Amendment shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to the conflict of law provisions of any jurisdiction. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR ACTION ARISING OUT OF THIS AGREEMENT IS HEREBY WAIVED.

4.    Counterparts. This Amendment may be executed in one or more counterparts, each of which is deemed an original and all of which, taken together, constitutes a single enforceable agreement.

IN WITNESS WHEREOF, this Amendment has been executed by the parties hereto by their duly authorized representatives as of the date first above written.

UNITED AIRLINES VENTURES, LTD.        ARCHER AVIATION INC.

By: /s/ Michael Leskinen                By: /s/ Adam Goldstein

Name:    Michael Leskinen                Name: Adam Goldstein
Title:    President                    Title: Chief Executive Officer

[Signature Page to Amendment to Warrant to Purchase Shares of Archer Aviation Inc.]